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                                                                      EXHIBIT 99

                                                           For Immediate Release

CHILDTIME LEARNING CENTERS REPORTS TOP MANAGEMENT CHANGES

FARMINGTON HILLS, MI, August 15, 2001--Childtime Learning Centers (NASDAQ: CTIM) today announced top management changes.

George Kellner, the controlling shareholder of Childtime, has resigned as Chairman of the Board of Directors of the Company, and instead has become Vice Chairman of the Board. James Morgan, formerly interim President and Chief Executive Officer of the Company and Board Member has been named Chairman of the Board of Directors.

Alfred R. Novas has been appointed President and Chief Executive Officer of the Company and a member of the Board of Directors. Mr. Novas joins Childtime from TutorTime where he spent the past three and one-half years, most recently as co-President. Prior to joining TutorTime in 1998, Mr. Novas held senior positions at Burger King, Pizza Hut and at The Pillsbury Company.

" I wish to thank Jim for having completed his interim term with the Company and for successfully beginning the restructuring of Childtime," said George Kellner, Vice Chairman of the Board. " Though I have enjoyed my tenure as Chairman and the Company is in strong financial shape, I believe the Company is better served by having a more active Chairman in Jim to oversee the Company going forward. Furthermore, I wish to welcome Al to Childtime. We are fortunate to have a person of his caliber at Childtime and with Al working with Jim, I have never been more excited about the Company's future."

" I am pleased with our initial results and look forward to working with Al to build upon our interim work," said Jim Morgan, Chairman of the Board. " The management team is highly motivated and is ready to work with Al to continue to improve operations and profitability."

" I am excited about joining Childtime," said Al Novas. " The Company is at an inflection point and I believe I can add significant value building on the fine work that has been done thus far."

As the nation's second largest publicly traded child care provider, Childtime currently employs over 5,000 professional educators and child care providers that perform a vital service to more than 30,000 children and their parents in 23 states and the District of Columbia.


August 15, 2001                              Contact:   Len Tylka
Childtime Learning Centers, Inc.                        248.476.3200
38345 W. 10 Mile Rd. Suite 100                          248.476.1168
Farmington Hills, MI 48335                              http://www.childtime.com